Exhibit 23.3

CONSENT OF LIFE SCIENCE INTELLIGENCE, INC.

We hereby consent to (1) the use of and references to our name in the prospectus included in the registration statement on Form F-1 of PolyPid Ltd. (the “Company”) and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Market and Industry Data” and “Business” sections, and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information cited in the above-mentioned sections with data reference points outlined and described expressly within Schedule I hereto only. Any data or information not appearing within Schedule I hereto is not authorized for use and does not form part of this consent exhibit.

The data and information used in the Registration Statement, including, but not limited to, under the “Market and Industry Data” and “Business” sections and described on Schedule I hereto, are obtained from our report titled: LSI Global Surgical Procedure Volumes Database.

By:	/s/Scott Pantel

Life Science Intelligence, Inc.

February 6, 2018

Schedule I

The information listed below and appearing in the “Market and Industry Data” section of the prospectus:

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. Life Science Intelligence, Inc., the primary source for our market opportunity data included in this prospectus, was commissioned by us to compile this information.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in ‘‘Risk Factors.’’ These and other factors could cause our future performance to differ materially from our assumptions and estimates. See ‘‘Special Note Regarding Forward-Looking Statements.’’

The information listed below and appearing in the “Business” section of the prospectus:

The tables below provide the estimated sizes of our addressable market opportunity in these categories in the United States and the EU-5, which, for purposes of the following data, includes France, Germany, Italy, Spain and the United Kingdom, based on the number of procedures performed in 2015, according to a study we commissioned from Life Science Intelligence, Inc.:

Bone Surgeries
Cardiac Surgeries
United States	889,000
EU-5	320,000
Orthopedic Surgeries
United States	4,148,000
EU-5	2,590,000
Total	7,947,000
Soft Tissue Surgeries
General Surgeries
United States	7,182,000
EU-5	3,290,000
Gynecological and Urologic Surgeries
United States	2,942,000
EU-5	1,817,000
Aesthetic Surgeries
United States	608,000
EU-5	319,000
Total	16,158,000